NEWS FOR RELEASE: 10/4/01 - 7:30 a.m. Eastern Time

CONTACT:  Lee Brown
          719-481-7213
          lbrown@ramtron.com

            RAMTRON CONFIRMS REVENUE EXPECTIONS FOR THIRD QUARTER 2001
                 Company anticipates increased product revenue and
                            strengthened cash position

COLORADO SPRINGS, CO-October 4, 2001 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) today confirmed its revenue expectations for the third quarter ended September 30, 2001. The company anticipates third-quarter revenues of $7.0 million to $8.0 million, more than double second-quarter 2001 revenues of $3.4 million. In addition, the company expects an improved cash position at September 30 due primarily to receipt of payment for a development milestone, receipt of a licensing fee from Texas Instruments, and the sale of a portion of marketable securities. Cash balances at the end of the third quarter are expected to be approximately $8.0 million.

During the third quarter, Ramtron sold approximately half of its Infineon stock holdings at an average price of approximately $24.00 per share. The company expects to take a one-time charge of approximately $4.3 million for a loss on the disposition of the stock, as well as an additional to-be-determined impairment charge on the remaining holdings due to recent declines in Infineon's stock price.

Ramtron expects to release its financial results for the third quarter on November 1, 2001. The company plans to conduct a management teleconference to discuss third-quarter results and fourth-quarter 2001 expectations with investors after the market close that day. The call will be webcast live for all investors and archived for one week at www.ramtron.com. In addition, a telephonic replay will be available for one week.

Ramtron reminds readers that these anticipated third-quarter expectations are preliminary, based on the best information currently available, and subject to the closing of its books in accordance with generally accepted accounting principles.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is dedicated to the design, development and sale of ferroelectric RAM or FRAM memory products. The company also develops and markets high-performance memory products through its subsidiaries, Enhanced Memory Systems, Inc. and Mushkin Enhanced Memory.

Cautionary Statements

The statements contained in this release relating to expected third quarter operating results, including revenue levels and the company's cash position, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially. For a detailed discussion of these and other risk factors, please refer to Ramtron's filings on Form 10-K and 10-Q. Copies of Forms 10-K, 10-Q, and any other documents are available free of charge from the SEC's website (www.sec.gov) or from commercial document retrieval services.

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